EXHIBIT 1.3

                      AMENDMENT OF ARTICLES OF ASSOCIATION

     (i) The deletion of the Articles 65(a) and 65(b) in their entirety and their replacement with the following:

          "65 (a) The Board of Directors of the Company shall consist of not less than two and no more than thirteen Directors, including the External Directors (the "External Directors") to be appointed and hold office in accordance with the provisions of the Companies Law and any Regulations enacted thereunder, as amended from time to time.

          65(b) With the exception of the election of External Directors which shall be governed in accordance with the provisions of the Companies Law, directors shall be elected at the Annual General Meeting by an Ordinary Majority. The directors so elected shall hold office until the next Annual General Meeting unless determined otherwise at a subsequent General Meeting. Notwithstanding the aforesaid, if no directors are appointed at the Annual General Meeting, the directors appointed at the previous Annual General Meeting shall continue to hold office. With the exception of the removal of External Directors which shall be governed in accordance with the provisions of the Companies Law, at a General Meeting by an Ordinary Majority, the shareholders shall be entitled to remove any director(s) from office, to elect directors in place of the director(s) so removed or to fill any vacancy, however created, including a vacancy resulting from an enlargement of the Board of Directors by resolution of the Board of Directors, on the Board of Directors."

     (ii) The deletion of the Article 66 in its entirety and its replacement with the following:

          "66 The Board of Directors may, from time to time, appoint an additional director or additional directors to the Company, in order to fill the office of a director which has been vacated or for any reason or as an additional director or additional directors, provided that the overall number of directors does not exceed the maximum number specified in
     Article 65(a) above. A director appointed as aforesaid shall cease to hold office at the end of the Annual Meeting following his appointment."

     In addition, Healthcare amended its Memorandum and Articles to change its name to NexGen Biofuels Ltd.